Exhibit 99.1

Recon Technology Announces Investment in US Oil Company

BEIJING, July 2, 2013/PRNewswire-Asia / -- Recon Technology, Ltd. (Nasdaq: RCON) (“Recon” or the “Company”), a leading Chinese non-state-owned oilfield services provider, today announced the purchase of 2,800,000 shares of Avalon Oil and Gas, Inc. (“Avalon”) (OTCBB: AOGN). After this investment, Recon owns 32.22% of Avalon’s outstanding shares.

Avalon is an independent US domestic oil and natural gas producer listed on the OTCBB under the ticker symbol AOGN. Avalon is building a portfolio of oil and gas producing properties to generate asset growth. The Company uses efficient reservoir maintenance and innovative technology to generate stable cash flows by reworking previously producing wells. Its acquisition strategy is to seek low risk, proven oil and gas reserves with short payback periods and the potential for expanded production.

“The funds from this investment will be used to complete the workover of wells on the Moody and West Lease, Duval County, Texas and to acquire additional oil and gas producing properties,” said Mr. Yin Shenping, CEO of Recon. “We are pleased to invest in Avalon as we agree with the company’s development strategies and operations and see the opportunity for significant growth. We have great confidence in Avalon’s ability to expand their portfolio of oil and gas producing properties.”

“Recon is eager to work with US oil and oilfield service companies to develop markets beyond China,” Mr. Yin continued, “This is our first investment in a US company, and it’s a significant milestone in our international development.”

About Recon Technology, Ltd.

Recon Technology, Ltd. is a non-state-owned oil field service company in China. The company has been providing software, equipment and services designed to increase the efficiency and automation in oil and gas exploration, extraction, production and refinery for Chinese oil and gas fields for more than 10 years. More information may be found at http://www.recon.cn or e-mail: info@recon.cn.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas is an oil and gas company engaged in the acquisition and development of producing oil and gas properties. In addition, Avalon’s technology group acquires and develops energy production enhancing technologies. Through Oiltek, Inc., Avalon’s majority-owned subsidiary, Avalon is building an asset portfolio of innovative technologies in the energy industry to maximize enhancement opportunities.

Contact:

At the Company:

Recon Technology, Ltd.

Tel: +86-10-8494-5799

Email: info@recon.cn

Web: http://www.recon.cn